PROMISSORY NOTE

$1,000,000 Dated: August 15, 20

FOR VALUE RECEIVED, the undersigned, Franklin Capital Corporation, a Delaware corporation (the "**Company**"), hereby promises to pay to the order of WINSTAR RADIO NETWORKS, LLC, a Delaware limited liability company ("**WRN**"), WINSTAR GLOBAL MEDIA, INC., a New York corporation ("**WGM**") or WINSTAR RADIO PRODUCTIONS, LLC, a Delaware limited liability company ("**WRP**" and, together with WRN and WGM, the "**Payees**"), the principal amount of ONE MILLION UNITED STATES DOLLARS (U.S. $1,000,000) plus interest as set forth in Section 1 herein, or, if less, as such amount may be adjusted pursuant to Section 1(b), on or prior to February 28, 2002 (the "**Maturity Date**"). Both principal and interest hereunder are payable in lawful money of the United States of America to the Payees in cash or other immediately available funds as set forth herein.

This Note is being issued pursuant to Section 2.1.2 of that certain Asset Purchase Agreement, dated as of August 8, 2001, among the Purchaser and the Payees (the "**Asset Purchase Agreement**"). All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

SECTION 1. Repayment.

(a) Principal. The Company hereby promises to pay the principal amount of this Note, as such amount may be adjusted pursuant to Section 1(b).

(b) Right to Set-Off. The principal amount of this Note and any interest payable under this Note is subject to possible reduction by an amount equal to any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, without limitation, court costs and reasonable attorney's fees) ("**Liabilities**") incurred, sustained or suffered by the Company arising from or under (i) the Payees', or any single Payee's, breach of its representations and warranties contained in Sections 5.5 and 5.6 of the Asset Purchase Agreement and/or Liabilities incurred, sustained or suffered in defending against third party claims arising from or relating to Payees' alleged breaches of such representations and warranties, (ii) the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 1, 2001, among Winstar Radio Networks, Inc., On the Radio Broadcasting, The Jeff Leve Family Partnership L.P. and Jeff Leve, (iii) any claim brought by any of the parties to the Stock Purchase Agreement or their successors, and/or (iv) the agreement by any or all of the Payees to purchase the radio program entitled "Supergold" hosted by Mike Harvey. In addition, the Payees shall have ten (10) Business Days after the date hereof to obtain the consent of Walter Shaw (the "Shaw Consent"), in the form attached hereto as Exhibit A, to the assignment of (i) the Stock Purchase Agreement by and between Walter Shaw, Winstar New Media Company, Inc. and Winstar Radio Networks, Inc. (predecessor in interest to WRN), dated as of December 1,

1998, (ii) Employment Agreement by an between Walter "Baby Love" Productions and Walter Shaw, dated as of December 1, 1998, and (iii) Services Agreement by and between Walter "Baby Love" Productions, Walter Shaw and WB Love Enterprises, Inc, dated as of December 1, 1998, to the Company. In the event that the Payees have not obtained the Shaw Consent within ten (10) Business Days after the date hereof, the principal amount of this Note and any interest payable under this Note shall be reduced by an amount equal to any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including without limitation, court costs and reasonable attorney's fees) which the Company or eCom Capital, Inc. may incur, sustain or suffer or which may be asserted or charged against the Company or eCom Capital, Inc. as part of such failure by the Payees to obtain the Shaw Consent.

(c) Interest. The Company hereby promises to pay interest on the unpaid principal amount of this Note from the date hereof until this Note shall be paid in full in cash or other immediately available funds at a rate of 3.54%. Interest, computed on the basis of a year of 365/6 days for the actual number of days elapsed, shall be payable in arrears, due and payable on the Maturity Date.

(d) Payment. All amounts due and payable under this Note shall be payable in lawful money of the United States of America, in cash or other immediately available funds to the Payees by wire transfer to an account designated by the Payees in writing not less than Two Business Days prior to the Maturity Date. If the Maturity Date is not a Business Day, such payment date shall be extended to the next succeeding Business Day.

SECTION 2. Optional Prepayment. The Company may, at any time and from time to time, without premium or penalty, prepay all or a portion of the unpaid principal amount of this Note, together with unpaid accrued interest on the amount so prepaid to the date chosen for prepayment.

SECTION 3. Default.

(a) Upon default, the whole sum of principal and accrued interest shall become due immediately at the option of the Payees hereof. Default shall include, but not be limited to, failure to make any payment hereunder at the time prescribed for payment or of an involuntary petition by Company under the provisions of the Federal Bankruptcy Code, or by virtue of any state statute for the relief of debtors either of which is not dismissed within one hundred twenty (120) days .

(b) In the event that any payment due on this Note is not paid when due, the Company agrees to pay the reasonable costs, expenses, attorney's and other fees paid or incurred by the Payees of this Note, or adjudged by a court, including: (1) reasonable costs of suit and such amount as the court adjudges for the fees of an attorney in an action to enforce payment of this Note in whole or in part; and (2) reasonable costs of suit and such reasonable amount as the court adjudges for the fees of an attorney in

any other litigation or controversy in connection with this Note, including but not limited to (a) actions for relief based on rescission or action to cancel this Note that such Payees are required to defend or (b) actions for declaratory relief that any such Payees are required to prosecute or defend.

(c) Upon default, the amount of the principal sum hereunder, plus reasonable attorney's fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 7.08% per annum, whichever is lower, from the date of the default to the date of actual payment.

(d). Except as otherwise provided herein, the Company hereby (i) waives presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, and (ii) waives recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by the Payees of this Note to Company or any party liable herefor.

(e) Nothing contained in this Note or in any other agreement between Company and Payees shall require Company to pay, or the Payees to accept, interest in an amount which would subject the Payees to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should the Payees of this Note receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Note.

SECTION 4. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder or under the Asset Purchase Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 5. Notices. Any notices or other communications required or permitted hereunder shall be given in the same manner as provided for in Section 13.2 of the Asset Purchase Agreement.

SECTION 6. Governing Law. This Note shall be governed by, and construed and enforced in accordance with the law of the State of New York as in effect from time to time, without giving effect to any choice of laws or conflict of laws principles thereof (other than Section 5-1401 of the General Obligations Law). Company

and Payees hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and in the absence of such Federal jurisdiction, the parties consent to be subject to the jurisdiction of the Supreme Court of the State of New York, County of New York. The parties hereto expressly waive their rights to a jury trial.

SECTION 7. Severability. If any provision of this Note is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of New York.

SECTION 8. Successors and Assigns; Transferability. This Note shall be binding upon and inure to the benefit of the Payees and the Company and their respective transferees, successors and assigns. Payees may transfer or assign any of their rights hereunder without the prior written consent of the Company. The Company may transfer or assign any of its rights or obligations hereunder upon the written consent of the Payees, which consent shall not be unreasonably withheld.

SECTION 9. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company's receipt of an indemnity agreement of the Payees reasonably satisfactory to the Company, the Company will, at the expense of the Payees, execute and deliver, in lieu thereof, a new Note of like terms.

SECTION 10. Descriptive Headings. The descriptive headings of this Note are inserted for convenience only and do not constitute a part of this Note.

SECTION 11. Amendments and Waivers. Any term, covenant, condition or other provision of this Note may be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Payees. Any amendment or waiver shall be binding upon each future holder of this Note and the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 12. Non-Recourse. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of, such obligations or their creation. The Payees by accepting this Note waives and releases such persons from all such liability.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the day and year first written above.

FRANKLIN CAPITAL CORPORATION

By: [signature]
Name: STEPHEN L. BROWN
Title: CHAIRMAN.